Exhibit 10.13

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

by and among

FUNDACIÓN PARA LA INVESTIGACIÓN MÉDICA APPLICADA (1)

PONTEGADEA BIOTECHNOLOGICA, S.L. SOCIEDAD DE DESAROLLO DE NAVARA, S.A., CIERVANA, S.L., CINAMAR, S.A, MASAVEU DE INVESTIGACIONES Y DESAROLLO, S.L., INVESTIGACIONES 2001 CORPCAN, S.L., ALAZADY BIOTECNOLÓGICA, S.L., SOCIEDAD ANDALUZA DE INVESTIGACIÓN DE LA SALUD, S.L.U., INSTITUTO DE EDUCACIÓN E INVESTIGACIÓN S.A, LOYALTY SQUARE, S.L., UNICARTERA CAJA 2, S.L., CAJA RURAL DE NAVARRA, SOCIEDAD COOPERATIVA LIMITADA DE CREDITO, UNGRIA PATENTES Y MARCAS, S.A., FUERTES I MÁS D, S.L., GAINMÉDICA, S.L., UNIÓN TEMPORAL DE EMPRESES LEY 18/1982, DE 26 MAYO NÚM 1.334/2003 (2)

PROYECTO DE BIOMEDICINA CIMA S.L. (3)

DIGNA BIOTECH, S.L. (4)

AND

AMSTERDAM MOLECULAR THERAPEUTICS (AMT) B.V. (5),

dated as of 21st May, 2010

LICENSE AGREEMENT

THIS LICENSE AGREEMENT dated as of 21 May, 2010 (the “Agreement”) is made by and among:

(1)                                 Fundación para la Investigación Médica Applicada (“FIMA”) incorporated under the laws of Spain, by means of the public deed executed on December 10th, 1998, before the Notary Public of Madrid, Victor Manual Garrido de Palma, under the number 3001 of its protocol; with Tax Identification Number G82198524 and with registered offices at Calle Pintor Paret, 5, 1 F, Pamplona, Spain; duly represented by Mr Franciso Errasti Goenaga;

(2)                                 Pontegadea Biotecnologica, S.L, Sociedad de Desarrollo de Navarra, S.A., Ciervana, S.L., Cinamar, S.A., Masaveu de Investigaciones y Desarrollo, S.L., Investigaciones 2001 CORPCAN, S.L., Alazady Biotecnológica, S.L., Sociedad Andaluza de Investigación de la Salud, S.L.U., Instituto de Educación e Investigación S.A., Loyalty Square, S.L., Unicartera Caja 2, S.L., Caja Fural de Navarra, Sociedad Cooperativa Limitada de Credito, Ungria Patentes y Marcas, S.A., Fuertes I Más D, S.L., Gainmédica, S.L., Unión Temporal de Empresas Ley 18/1982, de 26 de Mayo, Núm. 1.334/2003, (the collaborative reseach consortium known as “UTE CIMA”), incorporated under the laws of Spain, by means of the public deed executed on June 3rd, 2003, before the Notary Public of Pamplona, Jose Javier Castiella Rodriques, under the number 1461 of its protocol, with Tax Identification Number G31790595 and with registered offices at Avda. De Carlos III, 36, 1 Dcha, Pamplona, Spain; duly represented by Mr Antonio Martin Catón;

(3)                                 Proyecto de Biomedicina CIMA S.L. (“Proyecto”) with corporate address at Avda. Carlos III. 36, 1 dcha., 31003 Pamplona, Navarra, Spain; duly represented by Mr Antonio Martin Canton;

(4)                                 Digna Biotech, S.L. (“Digna”) with corporate address at C/ Etxesakan 28, oficina 5, 31180 Cizur Maryo, Navarra, Spain, bearer of Tax Identification Number B-31778509, duly represented by Mr Pablo Ortiz Bétes;

(5)                                 Amsterdam Molecular Therapeutics (AMT) B.V. (“AMT”) a company with limited liability incorporated under the laws of The Netherlands with registered office at Meibergdreef 61, NL-1105 BA Amsterdam, The Netherlands, duly represented by Mr. Piers Morgan;

WHEREAS

(A)                               FIMA and UTE CIMA collaborate in a project called “CIMA Project” for medical investigation and research.  On June 3rd, 2003, FIMA and UTE CIMA entered into a Investigation Contract in the frame of a contractual joint venture (“Joint Venture”) by virtue of which FIMA, in consideration for the remuneration agreed between the parties, carries out those investigations required for the fulfillment of the purpose of CIMA Project, with the results derived from said investigations by FIMA being owned solely and automatically by UTE CIMA;

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(B)                               Pursuant to the Joint Venture, UTE CIMA undertook to assign to Proyecto, all of UTE CIMA’s right, title and interest in any results derived from the above investigations, when such results might be subject to protection and/or exploitation according to the intellectual property regulations;

(C)                               Proyecto has an agreement with Digna dated June 14th, 2005 under which Digna undertakes to carry out on behalf of Proyecto prosecution, maintenance, enforcement and defense tasks of the above intellectual property.  In addition, Proyecto has entered into an agreement with Digna dated June 25th, 2005, amended on December 20th, 2005, under which Digna is entitled to an exclusive worldwide license to develop and commercialize the above results;

(D)                               AMT is a biopharmaceutical company that owns or controls Patents, Know-How and Materials relating to the research, development, registration, manufacture and commercialization of therapies based on constructs including adeno-associated virus (“AAV”) vectors;

(E)                                In July 2005, FIMA, UTE CIMA and AMT entered into an agreement (“2005 Agreement”) for the conduct of a collaborative research and development program to construct an AAV vector which could be used in the therapy of porphyria which was since extended to include research and development into reducing the immunogenicity of the AAV therapies.  In anticipation of the successful generation of an AAV vector which could be used in the therapy of porphyria, the parties discussed potential opportunities for the further development and commercialization of Products (as defined in the 2005 Agreement);

(F)                                 On May 1, 2007, the Parties entered into a Commercialization Agreement (“2007 Commercialization Agreement”) pursuant to which, inter alia, (i) Digna relinquished its rights to develop and commercialize Products (as defined in the 2007 Commercialization Agreement) under such Intellectual Property to facilitate the 2007 Commercialization Agreement, (ii) AMT was granted exclusive rights to develop and commercialize Products (as defined in the 2007 Commercialization Agreement) and (iii) the 2005 Agreement was terminated;

(G)                               On July 25th, 2007, AMT, FIMA, UTE CIMA, PB CIMA and Digna entered into an agreement to give AMT and its Affiliates privileged access to the results of the research being conducted by or upon behalf of UTE CIMA and FIMA (“Privileged Access Agreement”) with an option for AMT to participate in the Development of Candidate Products (as those terms are defined in the Privileged Access Agreement) and, if this yielded positive results for AMT or its Affiliates to have the right to take an exclusive license under relevant intellectual property to further research, develop, make, register and commercialize such Candidate Product;

(H)                              In relation to the Candidate Product Virus encoded IGF-1 for the treatment of liver cirrhosis, AMT exercised its option to take an exclusive license pursuant to which Digna, Proyecto and AMT entered into a license agreement dated November 9th, 2007 (the “Virus encoded IGF License”);

(I)                                   The Parties now wish to modify their collaboration under aforementioned agreements and to refocus their efforts and resources to the further development and commercialization of a gene therapy treatment for acute intermittent porphyria under the terms and conditions set forth below;

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IT IS NOW AGREED AS FOLLOWS

ARTICLE 1                           DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the meanings specified below.  Certain other capitalized terms are defined elsewhere in this Agreement.

1.1                               “Affiliate” any company, partnership or other business entity which Controls, is Controlled by or it under common Control with any of the Parties.  For the purposes of this definition “Control” refers to any of the following (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; (ii) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (iii) status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.2                               “Agreement” or “License Agreement” means this License Agreement.

1.3                               “AMT Background IP” means any IP owned or Controlled by AMT prior to the Effective Date or developed or acquired by AMT after the Effective Date, but excluding Joint Patent Rights and excluding any IP that has been developed prior to the Effective Date under the collaborative research programs jointly carried out by the Parties. AMT Background IP does, however include manufacturing knowhow developed by AMT within or outside said collaborative research programs.

1.4                               “Calendar Quarter” means each period of three months ending on 31 March, 30 June, 30 September or 31 December and “Quarterly” shall be construed accordingly.

1.5                               “Calendar Year” means each successive period of twelve calendar (12) months commencing on 1 January.

1.6                               “CIMA Parties” means FIMA, UTE CIMA, Proyecto and Digna jointly and a “CIMA Party” means FIMA, UTE CIMA, Proyecto or Digna.

1.7                               “CIMA Background IP” means any IP owned or Controlled by a CIMA Party at the Effective Date or developed or acquired by a CIMA Party after the Effective Date outside the scope of this Agreement and/or the Collaborative Development Agreement and that is useful for the development or Commercialization of the Product, but excluding Joint Patent Rights and excluding any IP that has been developed prior to the Effective Date under the collaborative research programs jointly carried out by the Parties.

1.8                               “Collaborative Development Agreement” means the agreement between Digna and ATM attached hereto as Exhibit 2.

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1.9                               “Commercialization”, “Commercializing” or “Commercialize” means all activities relating to the import, advertising, promotion and other marketing, pricing and reimbursement, detailing, distribution, storage, handling, offering for sale and selling, customer service and support, post Regulatory Approval regulatory activities including phase IV clinical trials and adverse event reporting in relation to the Product.

1.10                        “Commercially Reasonable Efforts” means in respect of AMT efforts and resources commonly used by biotechnology companies of a similar size to AMT based on funds raised.

1.11                        “Confidential Information” means, subject to the exceptions set forth in Article 8.3 (i) the terms and conditions of this Agreement and the Collaborative Development Agreement, for which each Party will be considered a Disclosing Party and a Recipient Party; and (ii) any non-public information, whether or not patentable, disclosed or provided by one Party to the other Party in connection with this Agreement, including, without limitation, any information which release is likely to prejudice the commercial interests of the parties, or is considered as a trade secret, including information regarding such Party’s strategy, business plans, objectives, research, technology, products, business affairs or finances including any non-public data relating to development or Commercialization of any Product and other information of the type that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the Parties under this Agreement, for which the Party making such disclosure will be considered the Disclosing Party and the receiver will be the Recipient Party.

1.12                        “Control” (including variations such as “Controlled”) means with respect to any Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sub-license or other right to or under, such Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party.

1.13                        “Cover”, “Covered” or “Covering” means, with respect to a Patent Right that, but for a license under an issued Valid Claim included in such Patent Right, the manufacture, use, transportation, sale, offer for sale, or importation of the Product would infringe such Valid Claim or, in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.14                        Disclosing Party” means the Party which discloses Confidential Information to the other Party or Parties.

1.15                        “Disorder” means acute intermittent porphyria.

1.16                        “Documents” means analyses, books, CD-ROM, USB stick, charts, comments, computations, designs, discs, diskettes, files, graphs, ledgers, notebooks, paper, photographs, plans, records, recordings, reports, research notes, tapes and other graphic or written data or other media and other computer information storage means on which Know How is permanently stored and advertising and promotional materials of any nature whatsoever including preparatory materials for the same.

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1.17                        “Effective Date” means the date first set forth above.

1.18                        “Gene Therapy Field” means the use of genetic material in any of the following ways for the treatment or prophylaxis of a disease (a) delivery of a functional version of a mutant gene or any other DNA that encodes for a therapeutic molecule into the nucleus or mitochondiea of patient’s cells (b) by the insertion of a normal gene into a non-specific location within the genome to replace a non-functional gene; or (c) by swapping an abnormal gene for a normal gene (through homologous recombination); or (d) by repairing an abnormal gene through selective reverse mutation which returns the gene to its normal function; or (e) by altering the regulation (the degree to which a gene is turned on or off) of a particular gene.

1.19                        “Intellectual Property” or “IP” means Patent Rights, Know How and/or Materials.

1.20                        “Joint Patent Rights” means the patent application set forth in Exhibit 1 that is filed in the names of Amsterdam Molecular Therapeutics (AMT) IP B.V. and Proyecto de Biomedicina CIMA S.L jointly and any and all Patent Rights deriving from said patent application anywhere in the world.

1.21                        “Know-How” means technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, Materials, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, clinical and non-clinical trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities. Know How includes Documents containing Know How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

1.22                        “Launch” means the first arms-length commercial sale to a Third Party of the Product by AMT, its Affiliates or sub-licensees after grant of required Regulatory Approval and after pricing or reimbursement approval has been granted (if required in that country). Sales for test marketing, clinical trial purposes or compassionate or similar use do not constitute a Launch.

1.23                        “Losses” means any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses). In calculating “Losses”, the duty to reasonably mitigate on the part of the Party suffering the Losses shall be taken into account.

1.24                        “Materials” means any chemical or biological substances including but not limited to blood samples, nucleotide or nucleotide sequence including DNA and RNA sequences, genes, vector or construct including plasmids, phages or viruses, host organism including bacteria, fungi, algae, protozoa and hybridoma’s, eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system,

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protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody, assay or reagent, any other genetic or biological material or micro-organism.

1.25                        “Net Revenues” means:

(i)                                     Any signature fee or other up-front fee due to be received by AMT or any of its Affiliates from a licensee being appointed by AMT or any of its Affiliates to further develop and/or Commercialize a Product; and

(ii)                                  Any milestone or other payments due to be received by AMT or any of its Affiliates from a licensee being appointed by AMT or any of its Affiliates to further develop and/or Commercialize a Product which payments are payable on an event to occur in relation to the development or Commercialization thereof but always excluding sums received by AMT or any of its Affiliates from such licensee which reimburse AMT for the cost and expense (but only the cost and expenses and no profit element) of research or development work to be undertaken by or upon behalf of AMT of its Affiliate directly related to the development of Product; and

(iii)                               Any sums due to be received by AMT or any of its Affiliates from a licensee appointed by AMT or any of its Affiliates to Commercialize a Product which sums are calculated by reference to the sales volumes of the Product by such licensee as a percentage of a net sales or similar definition, but always excluding any sums received by AMT or its Affiliates for sales of Products by AMT or Affiliates to distributors or other Third Parties, provided that those sums are accounted as “Net Sales”.

In the event that AMT, or its Affiliate, receives non-monetary consideration from a licensee to further develop and/or Commercialize a Product, Net Revenues shall be calculated based on the fair market value of such consideration.

1.26                        “Net Sales” means the gross amount invoiced for sales of Product, in arm’s length sales by AMT or its Affiliates to Third Parties, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

(i)                                     normal and customary trade cash and quantity discounts actually given, credits, price adjustments or allowances for damaged Products, returns or rejections of Products;

(ii)                                  chargeback payments and rebates (or the equivalent thereof) for Product granted on a customary trade basis to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(iii)                               reasonable and customary freight, shipping insurance and other transportation expenses directly related to the sale of Product (if actually borne by AMT or its Affiliates without reimbursement from any Third Party);

(iv)                              required distribution commissions/fees payable to any Third Party providing distribution services to AMT;

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(v)                                 sales, value-added, excise taxes, tariffs and duties, and other taxes and governmental charges directly related to the sale, to the extent that such items are included in the gross invoice price of Product and are actually borne by AMT, its Affiliates, without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sale); and

(vi)                              actual uncollectible amounts for Product where collectability is determined in accordance with IFRS consistently applied to all AMT products.

In the event that AMT, or its Affiliate, receives non-monetary consideration from a Third Party for sale of Product, Net Sales shall be calculated based on the fair market value of such consideration.

1.27                        “Parties” means the parties to this Agreement and “Party” means a party to this Agreement.

1.28                        “Patent Rights” means a (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisional, continuations, continuations-in-part, provisions, convened provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications (i) and (ii), including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (i), (ii) and (iii), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.29                        “Product” means any product that is, or that utilizes technology Covered by the Joint Patent Rights.

1.30                        “Previous Agreements” means the 2005 Agreement, the Privileged Access Agreement, the Virus encoded IGF License and the 2007 Commercialization Agreement jointly.

1.31                        “Receiving Party” means any Party receiving Confidential Information from another Party;

1.32                        “Regulatory Approval” means all approvals from Regulatory Authorities in any country in the Territory required lawfully to develop, clinically test, manufacture and market the Product in any such country, any establishment license application filed with the FDA or other Regulatory Authority to obtain approval of the facilities and equipment to be used to manufacture a Product, any Investigational New Drug or other investigational filing, including but not limited to any authorization for the import, manufacture and clinical testing of the Product (whether or not in filled and finished form), and any product pricing approvals where applicable.

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1.33                        “Regulatory Authority” means any relevant national (e.g., the FDA, EU member states authorities), supra-national (e.g., the European Commission, the Council of the European Union, or the EMEA), or other relevant governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approvals for pharmaceutical product.

1.34                        “Territory” means the world.

1.35                        “Third Party” means a party other than any of the Parties or any of their respective Affiliates.

1.36                        “Valid Claim” means either a claim of (a) an issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) any patent application which has not been cancelled, withdrawn, or abandoned, or been pending for more than [**] years from the earliest priority date claimed for such application, unless and until such claim becomes an issued claim of an issued patent.

ARTICLE 2                           TERMINATION OF PREVIOUS AGREEMENTS

2.1                               General.  The Parties agree that with effect from the Effective Date all the terms of the Previous Agreements (including but not limited to the financial obligations of AMT thereunder, whether or not already due and outstanding prior to the termination of the Previous Agreements) are terminated and to be replaced in their entirety by the terms of this Agreement, save for the clauses that will survive as set forth in Section 2.2 hereof and that each Party has no claim against each other Party in connection with the termination of the Previous Agreements agreed herein but for the surviving clauses set forth below.

2.2                               Surviving clauses. The following clauses in the Previous Agreements will survive:

2.2.1                     Privileged Access Agreement

(a)                                 Article 5 (Confidentiality, Publicity and Press Releases)

(b)                                 Article 9 (Governing Law)

(c)                                  Article 10 (Jurisdiction)

2.2.2                     2007 Commercialization Agreement

(a)                                 Article 2 (termination of, inter alia, 2005 Agreement)

(b)                                 Section 3.1 (ownership of Collaborative Research IP, as defined in the 2007 Commercialization Agreement)

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(c)                                  Section 3.4 (waiver and release of Digna regarding the development or Commercialization of Products (as defined in the 2007 Commercialization Agreement)

(d)                                 Article 6 (Confidentiality)

(e)                                  Sections 7 (Representations and Warranties)

(f)                                   Article 11 (Dispute Resolution)

2.2.3                     Virus Encoded IGF License

(a)                                 Article 6 (Confidentiality)

(b)                                 Article 10 (Governing Law)

(c)                                  Article 11 (Jurisdiction)

2.3                               For the avoidance of doubt:  (i) as per the Effective Date of this Agreement, the license granted to AMT under Optioned IP (as defined in the Virus Encoded IGF License) shall terminate, the costs of further maintenance, prosecution, enforcement and defense of the Optioned IP shall be borne by Digna and AMT shall cease the development, manufacture and Commercialization of Virus Encoded IGF, (ii) the license granted to AMT under the 2007 Commercialization Agreement to develop and Commercialize Products (as defined in the 2007 Commercialization Agreement) is replaced by the license granted to AMT under Article 3 of this Agreement subject to the terms and conditions of this Agreement and (iii) any amount due and outstanding by AMT under the Virus Encoded IFG License is waived by the CIMA Parties with effect as from the Effective Date.

ARTICLE 3                           OWNERSHIP AND LICENSE

3.1                               Ownership of Background. AMT is and remains the sole owner of the AMT Background IP. The CIMA Parties are and remain the sole owner of the CIMA Background IP. The Joint Patent Rights are and remain jointly owned by Amsterdam Molecular Therapeutics (AMT) IP B.V. and Proyecto de Biomedicina CIMA S.L.

3.2                               Grant of Rights from the CIMA Parties to AMT. As appropriate, UTE CIMA and Proyecto hereby grant to AMT and its Affiliates:

3.2.1                     an exclusive right and license, with the right to grant sublicenses, under Proyecto’s interest, right and title in the Joint Patent Rights to use, develop, make, have made and Commercialize Products within the Territory; and

3.2.2                     a non-exclusive, fully paid up, royalty free, right and license, with the right to grant sublicenses, under the CIMA Background IP required for the use, development, manufacture and/or Commercialization of the Product within the Territory and in the Gene Therapy Field and only to the extent required for said purpose. The CIMA Parties shall notify

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AMT in writing regularly (at least [**]) on any CIMA Background IP developed after the Effective Date, describing such new developed CIMA Background IP.

3.3                               Registration of license. The CIMA Parties shall upon first request of AMT cooperate in the registration of the licenses granted to AMT hereunder in the patent registers of the applicable patent offices, at AMT’s expense.

3.4                               Commercially Reasonable Efforts. AMT agrees to use Commercially Reasonable Efforts to further develop, manufacture and Commercialize Products as soon as reasonably practicable. If AMT does not fulfill its financial obligations under the Collaborative Development Agreement and/or in any other way does not use Commercially Reasonable Efforts to further develop, manufacture and Commercialize Products as soon as reasonably practicable,, DIGNA might revoke the license.

ARTICLE 4                           COLLABORATIVE DEVELOPMENT AGREEMENT

4.1                               Development Plan. The Parties acknowledge that Digna and AMT have entered into that certain Collaborative Development Agreement of even date herewith (attached hereto as Exhibit 2, the “Collaborative Development Agreement”) aimed at the further developed of a Product for treatment or prevention of acute intermittent porphyria.

ARTICLE 5                           ROYALTIES ON NET SALES AND NET REVENUES

5.1                               Royalties on Net Sales. If the Product is Commercialized by AMT, AMT shall pay a [**] percent royalty on Net Sales on all Products on a Product-by-Product and country-by-country basis for the longer of the two following periods: (i) for so long as there are Valid Claims of Joint Patent Rights in such country of sale; or (ii) for the period of orphan drug marketing exclusivity granted by the applicable regulatory authority on a country by country basis, being ten (10) years in the European Union or seven (7) years in the United States post Launch of the Product, as applicable.

5.2                               Royalties on Net Revenues. If the further development and/or Commercialization of a Product is licensed to a Third Party, AMT shall pay a [**] percent of Net Revenues received by AMT from any licensee under any license granted by AMT under the Joint Patent Rights for so long as such Net Revenues are received.

5.3                               Payment to Digna. All royalties shall be paid to Digna. Digna shall be responsible for the apportionment of the sums paid to Digna hereunder to the respective CIMA Parties, pursuant to the agreements executed between them, and for payment of the same according to that apportionment. All other CIMA Parties agree with payment of the royalties by AMT to Digna.

5.4                               Additional licenses. The Parties acknowledge that any vector license required by AMT from NIH to use, develop, make, have made or Commercialize Products will be borne by AMT. In the event that a license, sublicense or similar right from one or more Third Parties is necessary in order to make, have made, use, offer to sell, sell or import Product other than said licenses from NIH, then, upon notification to the CIMA Parties, AMT, its Affiliates or licensees may acquire such a license, sublicense or similar right and AMT may offset a total of [**]percent

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([**]%) of any royalty or other payments paid in connection therewith against any royalty payments due to Digna under this Article 5; provided, however, that in no event shall the total royalty payable to Digna on any Product be less than [**] percent ([**] %) of the Net Sales of such Product sold by AMT, its Affiliates or licensees as a result of such off-set.

5.5                               Quarterly Basis. All sums due to Digna under Sections 5.1 and 5.2 shall be calculated and payable on a Quarterly basis, and shall be paid in EURO within [**] days following the end of each Calendar Quarter. Each such payment shall be accompanied by a written report indicating the amount of Net Sales in the Territory and Net Revenues during such Calendar Quarter (including quantity of Product sold by party -i.e AMT, its Affiliates and licensees), the gross amounts that correspond to such Net Sales and Net Revenues, the currency conversion rates used (if any) and a calculation of the sums due.

5.6                               Currency. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows. When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into EURO using the average monthly rate of exchange for such currencies at the time published in Financial Times in accordance with current standard practices in the market. AMT shall make all payments under this Agreement in EURO. If AMT becomes obliged by law to make a deduction or withholding in respect of tax from any amount payable under this Agreement it shall make this deduction.

5.7                               Records. AMT and its Affiliates shall keep and AMT shall require its licensees to keep, full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to Digna for a minimum period of [**] years after each payment. Upon timely notice by Digna, AMT shall permit an independent certified public accountant selected by Digna and acceptable to AMT, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of AMT and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports described herein. Any such certified public accountant shall first be required to enter into a confidentiality agreement in form reasonably acceptable to AMT. AMT shall use commercially reasonable efforts to schedule all such verifications within [**] days after Digna makes its written request. Such verifications shall be conducted not more than [**]. If Digna’s independent certified public accountant concludes that additional royalties were owed to Digna during such period, the additional fees shall be paid by AMT within [**] days after the date Digna delivers to AMT such independent certified public accountant’s written report so concluding, unless AMT shall have a good faith dispute as to the conclusions set forth in such written report, in which case AMT shall provide written notice to Digna within such [**] day period of the nature of its disagreement with such written report. In the event Digna’s independent certified public accountant concludes that there was an overpayment of royalties to Digna during such period, the overpayment shall be repaid by Digna within [**] days after the date AMT received such independent certified public accountant’s written report so concluding or, at the election of AMT, be credited against future royalties, unless Digna shall have a good faith dispute as to the conclusions set forth in such written report, in which case Digna shall provide written notice to AMT within such [**] day period of the nature of its disagreement with such written report. In the event a Party provides written notice of such a dispute hereunder, the Parties shall thereafter, for a period of [**] days, attempt in good faith to resolve such dispute and if they are unable to

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do so then either Party may take appropriate legal actions to enforce its rights hereunder. The fees charged by such independent certified public accountant shall be paid by Digna unless the audit discloses an underpayment of the fees payable by AMT for the audited period of more than [**] percent ([**]%) or more than [**] EURO (€ [**]), in which case AMT shall pay the reasonable fees and expenses charged by such accountant.

5.8                               Taxes. All payments to Digna under the terms of the Agreement are expressed to be exclusive of value added tax howsoever arising and AMT shall pay to Digna in addition to those payments all value added tax for which Digna is liable to account in relation to any supply made or deemed to be made for value added tax purposed to this Agreement on receipt of a tax invoice or invoices from Digna.

5.9                               Transfer of amounts. Payments made to Digna under this Agreement shall be made by wire transfer to the following account of Digna:

Bank: BBVA,
Bank address: Avda. Carlos III, 33, 31004 Pamplona
Swift Code: BBVAESMMXXX
IBAN: ES89 0182 5000 8802 0156 0335

or any other bank account that may be notified by Digna to AMT from time to time.

ARTICLE 6                           FILING, MAINTENANCE AND PROSECUTION OF PATENT RIGHTS

6.1                               AMT Background IP. AMT shall have the exclusive responsibility, at its sole expense, to file, maintain, prosecute, defend and enforce Patent Rights including within the AMT Background IP, using patent counsel at its election.

6.2                               CIMA Background IP. Digna or a CIMA Party designated by Digna shall have the exclusive responsibility, at its sole expense, to file, maintain, prosecute, defend and enforce Patent Rights including within the CIMA Background IP, using patent counsel at its election.

6.3                               Joint Patent Rights.

6.3.1                     Filing, Maintenance and Prosecution. AMT shall have the exclusive responsibility to file, maintain and prosecute the Joint Patent Rights, using patent counsel at its election. The costs thereof shall be jointly borne by Proyecto and AMT. AMT will consult with Digna, keep Digna reasonably informed and obtain the prior approval from Digna regarding the status and strategies associated with any Patent Rights included in the Joint Patent Rights. Digna, in turn, will keep the other CIMA Parties reasonable informed. If AMT elects, in its sole discretion, not to initiate or continue to pursue the further prosecution of one or more Patent Rights included in the Joint Patent Rights in any particular country, then it shall, subject to any contractual obligations to Third Parties, notify Digna in writing of such election at least [**] days prior to the last available date to allow Digna to take action to preserve such Patent Rights included in the Joint Patent Rights at Digna’s expense.

6.3.2                     Enforcement. In the event that either Party identifies activities of Third Parties that (allegedly) infringe the Joint Patent Rights, it will notify the other Party and AMT shall decide whether it is necessary to commence proceedings as claimant and it shall be entitled

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to request each and any of the CIMA Parties to join AMT as co-claimant, and the CIMA Parties shall decide whether to join or not at its sole election. If AMT succeeds in any such infringement proceedings whether at trial or by way of settlement, the first charge on any costs, damages or profits in such proceedings or settlement shall be the costs incurred by AMT and the CIMA Parties that have acted as co-claimants. If such sums are less than the costs incurred they shall be apportioned between AMT and the CIMA Parties in the proportion to the Parties’ expenditure. Where the sums exceed the costs incurred, AMT on the one hand and the CIMA Parties that acted as co-claimant together on the other hand shall allocate the balance between them in the same proportion as the allocation of net revenues described in section 5.2. AMT is not entitled to settle such dispute without Digna’s prior written consent. In case AMT decides not to commence proceedings as claimant, the CIMA Parties shall be entitled to commence them at its sole cost. In such a case, any sum derived from said infringement proceedings shall be for the CIMA Parties. The CIMA Parties shall not be entitled to settle such dispute without AMT’s prior written consent.

6.3.3                     Defense. In the event that one or more patents or patent applications included in the Joint Patent Rights are challenged by a Third Party (by way of interference, opposition, invalidity actions or otherwise), the Parties shall decide whether they want to jointly defend such patents or patent applications included in the Joint Patent Rights and jointly bear the costs. If the CIMA Parties do not want to bear half of the costs of such defense, AMT shall have the right (but not the obligation) to take the appropriate actions to defend such patents and patent application included in the Joint Patent Rights. In such event, AMT shall be entitled to deduct up to [**]% of the costs incurred by AMT regarding such defense actions from the royalty payable by AMT to the CIMA Parties hereunder. Any awards will be allocated in accordance with Section 6.3.2. AMT (or the CIMA Parties, as the case may be) shall not be entitled to settle any challenge dispute without the other Party’s prior written consent.

6.4                               Cooperation. Each of the Parties shall make available to the other (or to the other’s authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a Party, at the expense of this Party and for periods of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of the Parties shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

6.5                               Third Party Claims of Infringement. If during the period of this Agreement, either Party receives any notice, claim or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property by reason of development or Commercialization of the Product, the Party receiving that notice shall (i) forthwith notify the other Party of the notice, claim or proceeding and (ii) neither Party shall make any admission of liability and notwithstanding that one of CIMA Parties may have received the notice, AMT shall at its own cost and expense be responsible for and shall have conduct of any and sole authority to defend or settle such claims or proceedings. If AMT reasonable believes that Third Party rights are valid and that infringement may be occurring, or believes that it is economically or otherwise advantageous to seek a license, it may, subject to Section 5.4, seek a license from such Third Party on appropriate commercial terms.

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ARTICLE 7                           ACCESS RIGHTS

7.1                               General. The Parties contemplate to collaborate on the identification and development of future products (other than the Products) within the Gene Therapy Field. Therefore, the Parties have agreed as follows:

7.1.1                     Disclosure. During term of this License Agreement, the CIMA Parties shall disclose to AMT inventions such CIMA Party has, whether or not together with other CIMA Parties, conceived, developed or reduced to practice within the Gene Therapy Field (“Inventions”). Such inventions shall be disclosed in writing to AMT within reasonable time (no longer than [**] months) after such invention has been conceived, developed or reduced to practice. The reports describing such inventions shall be deemed to be Confidential Information of the CIMA Parties.

7.1.2                     The CIMA Parties herewith grant to AMT the exclusive first right to negotiate a license to Inventions and any IP associated therewith under market prevailing terms and conditions. The relevant CIMA Party shall be owner of any right, title and interest in such Invention.

7.1.3                     In the event that AMT is interested in the further development and Commercialization of an Invention, AMT shall notify the CIMA Party that has sent the written report describing the Invention to AMT in writing within [**] months after receipt of such report. In such event, the Parties shall in good faith negotiate the terms and conditions for an exclusive license to such Invention and any IP associated therewith. In case AMT has not notified in writing to the corresponding CIMA Party its interest in the Invention within the above [**] months period, the CIMA Parties shall be entitled to offer such Invention to Third Parties (whether as a license, assignment or any other agreement), without any further right for AMT.

7.1.4                     In case AMT has notified its interest within said [**] months, but the Parties are not able to reach an agreement on the terms of such exclusive license for such Invention and IP rights associated therewith within [**] months after the notification of its interest by AMT, the CIMA Parties may freely offer such Invention to Third Parties provided that they shall not accept an offer from a Third Party for such Invention unless they have first offered AMT the right to match such offer and AMT has not notified by writing within [**] days its will to match such offer (and on the understanding that if AMT matches such offer, the CIMA Parties will grant an exclusive license under the Invention and IP rights associated therewith under the thus matched terms and conditions).

ARTICLE 8                           CONFIDENTIALITY

8.1                               General. Each Party undertakes to keep strictly confidential the Confidential Information and to use it only for the purpose of this Agreement.

8.2                                   No disclosure / restriction to use. Each Receiving Party undertakes to not disclose the Confidential Information to any third party except to those of its officers and employees who need to have access to the same. Each Party shall before disclosing any Confidential Information to any of its officers or employees make each such person aware of such restrictions and to use and disclosure and shall procure that such persons comply with such restrictions. If the Receiving Party wishes to disclose Confidential Information to any consultant or advisor who is

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not an officer or employee it shall obtain the Disclosing Party’s prior written consent and shall furnish to the Disclosing Party with a confidentiality agreement signed by such consultant or advisor on the same terms and conditions of this Agreement.

8.3                                   Exceptions. The obligations to maintain confidentiality and to respect the restriction of the use shall not apply where, as properly evidenced by documentation: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Confidential Information in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the Receiving Party by a Third Party, provided, that such information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the Receiving Party; or (iv) can be shown by written documents to have been independently developed by the Receiving Party without use of the other Party’s Confidential Information or breach of any of the provisions of this Agreement.

8.4                               Permitted disclosure. Notwithstanding the above obligations of confidentiality and non-use a Recipient Party may:

8.4.1                     disclose Confidential Information to a Regulatory Authority as reasonably necessary to obtain Regulatory Approval in a particular jurisdiction to the extent consistent with the licenses granted under terms of this Agreement; and

8.4.2                     disclose Confidential Information: (a) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (b) to the extent such disclosure is required to comply with a legal requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g. the rules of the Netherlands, United States Securities and Exchange Commission, NASDAQ, NYSE, UKLA or any other stock exchange on which securities issued by either Party may be listed); provided, to the extent possible bearing in mind such legal requirements and subject to the next subsequent sentence of this Section 8.4, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure [**] Business Days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, which shall be followed as long as they are reasonable, unless a shorter review time is agreed. If the compliance with a legal requirements requires filing of this Agreement, the filing Party shall to the extent possible seek confidential treatment of portions of this Agreement from the relevant competent authority and shall provide the other Party with a copy of the proposed filings at least [**] Business Days prior to filing for the other Party to review any such proposed filing. Each Party agrees that it will obtain its own legal advice with regard to its compliance with legal requirements and will not rely on any statements made by the other Party relating to such legal requirements

8.4.3                     disclose Confidential Information by filing or prosecuting Patent Rights, the filing or prosecution of which is contemplated by this Agreement, without violating the above secrecy provision; it being understood that publication of such filings occurs in some jurisdictions within [**] months of filing, and that such publication shall not violate the above secrecy provision;

8.4.4                     disclose Confidential Information to such Recipient Party’s Affiliates, contractors (including clinical researchers) distributors, licensee’s, agents, consultants, as such

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Recipient Party reasonably determines is necessary to receive the benefit of this Agreement or to fulfill its obligations pursuant to this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 8.2 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement;

8.4.5                     disclose Confidential Information, only to the extent reasonably required (i) to its actual or potential investment bankers; (ii) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business; and (iii) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 8.2 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

8.4.6                     Disclose Confidential Information to its legal advisers for the purpose of seeking advice.

8.5                               Press Release. Neither Party shall make any public announcement or statement to the public containing Confidential Information without the prior written consent of the other Parties. No such public announcement or statements shall be made without the prior review and consent of the appropriate individual designated for the purpose by the other Parties.

ARTICLE 9                           REPRESENTATIONS AND WARRANTIES

9.1                               Mutual Warranties. Each Party represents and warrants to the other Parties that:

(a)                                 It has full power to extend the rights and licenses granted hereunder and perform its obligations hereunder;

(b)                                 It has full power and authority to enter into this Agreement and has taken all necessary action on its part required to authorize the execution and delivery of this Agreement;

(c)                                  The execution, delivery and performance of this Agreement and its compliance with the terms and provisions hereof does not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any agreement to which any Party is a party; and

(d)                                 The execution, delivery and performance of this Agreement by each Party does not require the consent, approval or authorization of or notice, filing or registration with Regulatory Authority.

9.2                               Warranties of CIMA Parties. The CIMA Parties jointly and severally represent and warrant to AMT that, at the Effective Date, (i) Proyecto is the owner of the undivided interest in the Joint Patent Rights; and that (ii) they have not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, licensed, transferred,

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conveyed or otherwise encumbered its/their rights, title or interest in or to the Joint Patent Rights (including by granting any covenant not to sue with respect thereto).

9.3                               Indemnification. AMT shall defend, indemnify and hold the CIMA Parties harmless from and against any Losses arising out of Third Party claims, suits or demands based on alleged or actual bodily injury or death or any other damage resulting from the development of Product or Commercialization of Product by AMT, its Affiliates or licensees. Losses shall not include any liability, claims, lawsuits, losses, damages, costs or expenses to the extent the same are determined to be the result of any CIMA Parties, their Affiliates, any Third Party engaged by Digna under the Collaborative Development Agreement and/or their directors officers, employees and agents negligence or willful misconduct.

AMT shall obtain and maintain insurance coverage in respect of the development and commercialization of the Product (notwithstanding Digna’s obligation to obtain and maintain insurance coverage as set forth in the Collaborative Development Agreement). Evidence of the existence and continuation of such insurance shall be provided to the CIMA Parties and AMT, respectively, upon request.

9.4                               The CIMA Parties shall immediately notify AMT (and each of the other CIMA Parties) in writing of any Third Party claim or action that may give rise to Losses (a “Claim Notice”) for which AMT has to indemnify pursuant to Section 9.3. AMT undertakes at its expense, to assume sole control and responsibility for dealing with the Third Party and the Third Party claim, including the right to settle the Third Party claim on any terms AMT chooses, by giving written notice to Digna without [**] days after receipt of a Claim Notice. The CIMA Parties shall be entitled to participate in. but not control, the defense of a Third Party claim by having their view regularly solicited by Digna who shall in turn liaise with AMT regarding the conduct of the Third Party Claim. Where proceedings are commenced, the CIMA Parties shall be entitled to retain counsel of their choice for such purpose, provided, however, that such retention shall be at each of the CIMA Parties’ own cost and expense.

ARTICLE 10                    TERM / TERMINATION

10.1                        This License Agreement shall commence on the Effective Date and shall continue until the payment obligations set out in Article 5 expire following which the Parties agree that the Agreement will have been fully performed. All licenses granted under this Agreement shall become perpetual, irrevocable, fully paid-up and royalty free on a country-by-country basis when there are not outstanding payment obligations in relation to such country.

10.2                        Termination for breach or insolvency. Notwithstanding any other provision hereof, each Party may forthwith terminate this Agreement:

(a)                                 as a result of a material breach or default in the performance of any obligation, condition or covenant of this Agreement by the other Party or Parties, if such default or noncompliance shall not have been remedied within [**] days after receipt by the defaulting Party of a notice thereof from the other Party; or

(b)                                 if the other Party receives suspension of payment or, whether voluntarily or involuntarily, is declared bankrupt, or if such Party becomes permanently unable

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to perform its obligations hereunder for reasons other than suspension of payment or bankruptcy, such as, for example, liquidation, dissolution or winding-up.

10.3                        Termination for termination of the Collaborative Development Agreement. Each Party may terminate this Agreement in the event that the Collaborative Development Agreement is terminated.

10.4                        Termination by AMT for convenience. AMT may terminate this Agreement for convenience upon 2 months written notice.

10.5                        Effect of Termination.

10.5.1              In the event of termination, the licenses granted by the CIMA Parties to AMT as set forth in Article 3 of this Agreement shall terminate. In the event of termination by Digna pursuant to Section 10.2, by Digna or AMT pursuant to Section 10.3 (other than termination of the Collaborative Development Agreement by AMT for breach or insolvency of Digna) or Section 10.4, the CIMA Parties shall have the exclusive rights, with the right to grant sublicenses, to use the Joint Patent Rights for the further development and Commercialization of Products as treatment or prevention of the Disorder without financial obligations to AMT, and each of the CIMA Parties collectively on the one hand and AMT on the other hand shall have the non-exclusive rights, without the right to sublicense, to use the Joint Patent Rights for the development and Commercialization of products as treatment or preventions of disorders other than the Disorder without financial obligations to the other Party or Parties. In the event of termination by AMT pursuant to Section 10.2 or by Digna or AMT pursuant to Section 10.3 (other than termination of the Collaborative Development Agreement by Digna for breach or insolvency of AMT), AMT shall have the exclusive rights, with the right to grant sublicenses, to use the Joint Patent Rights for the further development and Commercialization of Products or products as treatment or prevention of the Disorder, or disorders other than the Disorder without financial obligations to CIMA Parties.

10.6                        The Articles 2, 3.1, 5.7, 6, 8, 9, 12, 13 and 14 survive expiration or termination of this Agreement for any reason (subject to Section 10.5).

ARTICLE 11                    ASSIGNMENT

Save as otherwise provided in this Agreement no Party shall without the prior written consent of the other assign the benefit and/or burden of this Agreement provided always that any Party may assign this Agreement to an Affiliate of said Party or any purchaser of the whole or part of said Party’s assets or to a company with which said Party is merging, provided that such Affiliate, purchaser or merger company undertakes to the other Parties to be bound by the terms of this Agreement. The CIMA Parties shall not transfer, assign or encumber (their interest in the) ownership of the CIMA Background IP or the Joint Patent Rights without AMT’s prior written consent, other than to an Affiliate or in connection with an above permitted assignment of its rights. AMT shall not transfer, assign or encumber its interest in the ownership of the Joint Patent Rights without Digna’s prior written consent other than to an Affiliate or in connection with an above permitted assignment of its rights.

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ARTICLE 12                    NOTICES

Any notices required or provided under this Agreement shall be in writing and shall be given by facsimile or by certified mail addressed to the applicable Party as set out below:

AMT	Mr. Piers Morgan
PO Box 22506
1100DA Amsterdam
The Netherlands

UTE CIMA	Mr. Antonio Martin Cantón
UTE PROYECTO CIMA AVDA. PÍO XII, 22, OFICINA 1. 31008
PAMPLONA, NAVARRA
Spain

FIMA	Mr. Franciso Errasti Goenaga
Calle Pintor Paret 5,1° F Pamplona,
Spain

DIGNA	Mr. Pablo Ortiz Betes
DIGNA BIOTECH S.L.AVDA. PÍO XII, 22, OFICINA 2. 31008 PAMPLONA,
NAVARRA
Spain

PROYECTO	Mr. Antonio Martin Cantón
PROYECTO DE BIOMEDIC1NA CIMA AVDA. PÍO XII, 22, OFICINA I.
31008 PAMPLONA, NAVARRA
Spain

ARTICLE 13                    GOVERNING LAW

The validity construction and performance of this Agreement shall be governed by the laws of The Netherlands.

ARTICLE 14                    JURISDICTION

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitration to take place in Paris and to be conducted in English.

ARTICLE 15                    MISCELLANEOUS

15.1                        Interpretation.

15.1.1              If an ambiguity or a question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

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15.1.2     Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (D) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion and; (F) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement.

15.2        Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

15.3        Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

15.4        Exhibits. The Exhibits to this Agreement form an integral part of this Agreement.

15.5        Entire Agreement. This Agreement (including the Exhibits thereto) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all

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prior or contemporaneous oral or written agreements of the Parties with respect to the subject matter hereof, including the Previous Agreements. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

15.6        Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

15.7        Independent Contractors. It is expressly agreed that the Parties to this Agreement shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other(s), without the prior consent of the other Parties to do so.

15.8        Waiver. Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

15.9        Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.10      Benefit. Nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the Parties hereto or thereto, or their respective permitted successors or assigns, any rights remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

15.11      Further Assurances. Each Party shall, as and when requested by another Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Collaboration Agreement as of the date first written above.

FIMA
By: Mr. Franciso Errasti Goenaga
Title: Presidente

/s/ Antonio Martin Cantón
UTE CIMA
By: Antonio Martin Cantón
Title: Gerente – Manager

/s/ Mr. Antonio Martin Cantón
Proyecto de Biomedicina CIMA S.L.
By: Mr. Antonio Martin Cantón
Title: Director General – General Manager

/s/ Pablo Ortiz Betés
Digna Biotech S.L.
By: Mr. Pablo Ortiz Betés
Title: Director General

/s/ Piers Morgan
Amsterdam Molecular Therapeutics (AMT) B,V.
By: Mr. Piers Morgan
Title: Chief Financial Officer

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Exhibit 1

JOINT PATENT RIGHTS

[**]

23

Exhibit 2

COLLABORATIVE DEVELOPMENT AGREEMENT BETWEEN DIGNA AND AMT

24

COLLABORATIVE DEVELOPMENT AGREEMENT

by and among

DIGNA BIOTECH, S.L.

AND

AMSTERDAM MOLECULAR THERAPEUTICS (AMT) B.V.

dated as of 21st of May, 2010

COLLABORATIVE DEVELOPMENT AGREEMENT

THIS COLLABORATIVE DEVELOPMENT AGREEMENT dated as of 21 May, 2010 (the “Agreement”) is made by and among:

(1)                                 Digna Biotech, S.L.  (“Digna”) with corporate address at C/ Etxesakan 28, oficina 5, 31180 Cizur Maryo, Navarra, Spain, beare of Tax Identification Number B-31778509, duly represented by Mr.  Pablo Ortiz Betés.

and

(2)                                 Amsterdam Molecular Therapeutics (AMT) B.V.  (“AMT”) a company with limited liability incorporated under the laws of The Netherlands with registered office at Meibergdreef 61, NL-1105 BA Amsterdam, The Netherlands, duly represented by Mr. Piers Morgan

WHEREAS

(A)          Digna and AMT, together with FIMA, UTE CIMA and Proyecto (as defined in the License Agreement), have entered into a License Agreement of even date herewith;

(B)          Digna has broad expertise and Know How in the field of acute intermittent porphyria and has, through hospitals with which it collaborates, access to relevant patient populations;

(C)          AMT has broad expertise and Know How in the field of development and manufacturing of products as gene therapy treatment;

(D)          the Parties now want to combine their expertise and knowledge aimed at the preclinical and clinical development of a gene therapy product as treatment for and/or prevention of acute intermittent porphyria under the terms and conditions set forth below;

IT IS NOW AGREED AS FOLLOWS

ARTICLE 1                                                   DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the meanings specified below.  Certain other capitalized terms are defined elsewhere in this Agreement.

1.1          “Affiliate” any company, partnership or other business entity which Controls, is Controlled by or it under common Control with any of the Parties.  For the purposes of this definition “Control” refers to any of the following (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; (ii) ownership of more than fifty percent (50%) of the voting securities entitled to vote for the election of directors in the case of a corporation, or of more than fifty percent (50%) of the equity interest in the case of any other type of legal entity; (iii) status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.2          “Agreement” means this Collaborative Development Agreement.

1.3          “AMT Background IP” has the same meaning as assigned to it in the License Agreement.

1.4          “CIMA Background IP” has the same meaning as assigned to it in the License Agreement.

1.5          “CIMA Parties” has the meaning assigned to it in the License Agreement.

1.6          “Clinical Trial” means each and any clinical trial and/or other study where the Product is administered to humans or that involves human subjects carried out in the context of the current Agreement, as set out in the Development Plan and Protocol.  Specifically, Clinical Trial refers to Phase I/II clinical trial.  Any other clinical trial not set out in the Development Plan but added to the Development Plan by decision of the Joint Steering Committee will be covered by a separate Agreement.  .

1.7          “Confidential Information” means, subject to the exceptions set forth in Article 10.3 (i) the terms and conditions of this Agreement, for which each Party will be considered a Disclosing Party and a Recipient Party; and (ii) any non-public information, whether or not patentable, disclosed or provided by one Party to the other Party in connection with this Agreement, including, without limitation, any information which release is likely to prejudice the commercial interests of the parties, or is considered as a trade secret, including information regarding such Party’s strategy, business plans, objectives, research, technology, products, business affairs or finances including any non-public data relating to development or Commercialization of any Product and other information of the type that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the Parties under this Agreement, for which the Party making such disclosure will be considered the Disclosing Party and the receiver will be the Recipient Party.

1.8          “Development Plan” means the comprehensive plan (including activities assigned to each of Digna and AMT, timelines and budget) for the preclinical and clinical development of the Product aimed at obtaining Regulatory Approval for the Product, attached hereto as Exhibit 1.

1.9          Disclosing Party” means the Party which discloses Confidential Information to the other Party or Parties.

1.10        “Disorder” means acute intermittent porphyria

1.11        “Documents” means analyses, books, CD-ROM, USB stick, charts, comments, computations, designs, discs, diskettes, files, graphs, ledgers, notebooks, paper, photographs, plans, records, recordings, reports, research notes, tapes and other graphic or written data or other media and other computer information storage means on which Know How is permanently stored and advertising and promotional materials of any nature whatsoever including preparatory materials for the same.

1.12        “Effective Date” means the date first set forth above.

1.13        “EU Clinical Trial Directive” means Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 on the approximation of the laws, regulations and administrative provisions of the Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use” and all legislation of the EU member states implementing this directive.

1.14        “GCP” means the ICH Harmonized Tripartite Guideline for Good Clinical Practice together with such other good clinical practice requirements as are specified in Directive 2001/20/EC of the European Parliament and the Council of 4 April 2001 relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive and including the EU detailed guidelines on good clinical practice specific to advanced therapy medicinal products of December 3, 2009.

1.15        “Hospital” means Clínica Universidad de Navarra and any other premises as designated by the Joint Steering Committee to conduct the Clinical Trial.

1.16        “IMPD” means Investigational Medicinal Product Dossier as defined in Clinical Trials Directive (2001/20/EC).

1.17        “Intellectual Property” or “IP” means Patent Rights, Know How and Materials together.

1.18        “Joint Steering Committee” means the committee to be established by the Parties to manage the Development Program pursuant to Section 7.1.

1.19        “Know-How” means technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, Materials, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, clinical and non-clinical trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities.  Know How includes Documents containing Know How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know How.  The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

1.20        “License Agreement” means the license agreement of even date herewith between Digna, AMT, UTE CIMA, FIMA and Proyecto.

1.21        “Losses” means any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses).  In calculating “Losses”, the duty to reasonably mitigate on the part of the Party suffering the Losses shall be taken into account.

1.22        Marketing Authorisation Application” or “MAA” means a new drug license application filed with the competent European Regulatory Authorities to obtain Regulatory Approval for a pharmaceutical product in Europe, or any equivalent application filed with the Regulatory Authority in or for a country or group of countries to obtain Regulatory Approval for a pharmaceutical product in or for that country or with that group of countries.

1.23        “Materials” means any chemical or biological substances including but not limited to blood samples, nucleotide or nucleotide sequence including DNA and RNA sequences, genes, vector or construct including plasmids, phages or viruses, host organism including bacteria, fungi, algae, protozoa and hybridoma’s, eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system, protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody, assay or reagent, any other genetic or biological material or micro-organism.

1.24        “Monitor” means one or more persons appointed by Digna to monitor compliance of the Clinical Trials with GCP and to conduct source data verification.

1.25        “Observational Study” means a Clinical Trial aimed at assessing baseline parameters of patients with the Disorder as further described in the Development Plan.

1.26        “Parties” means the parties to this Agreement and “Party” means a party to this Agreement.

1.27        “Patent Rights” means a (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisional, continuations, continuations-in-part, provisions, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications (i) and (ii), including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (i), (ii) and (iii), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.28        “Phase I/II” means, for the purpose of this Agreement, a Clinical Trial conducted by a Qualified Service Provider aimed at preliminary determination of safety in patients affected by the Disorder and (ii) determination of dose ranges and a preliminary determination of efficacy in patients affected by the Disorder as further described in the Development Plan.

1.29                        “Phase II/ III” means pivotal human clinical trials conducted at multiple sites, which are sufficiently powered and designed to establish safety and efficacy of one or more particular doses in patients being studied and to provide the statistical basis for marketing approval for the respective drug (for example, as described in 21 C.F.R. § 312.21, or similar clinical study legislation or guidelines in a country other than the United States).

1.30                        “Principal Investigator” means Prof. Jesus Prieto or any other person agreed by the Parties to replace him.

1.31                        “Product” means a AAV vector containing porphobilinogen deaminase (PBGD) manufactured by AMT or its Affiliates for use within the scope of the Development Plan.

1.32                        “Protocol” means the description of a Clinical Trial to be conducted under the Development Plan and all amendments thereto as the Joint Steering Committee may from time to time agree.  The Protocol, once determined by the Joint Steering Committee, will be attached to this Agreement as Exhibit 2.  Any amendments will be signed by the Parties and form a part of this Agreement.

1.33                        “Qualified Service Providers” means Third Parties engaged by Digna in the execution of its preclinical or clinical activities under the Development Plan, including CIMA, the Hospital and the Principal Investigator, and that (i) are discussed in the meeting of the Joint Steering Committee prior to its engagement and to which AMT has not imposed reasonable and substantiated objections (ii) meet the quality and other criteria imposed by Spanish legislation regarding Clinical Trial and/or the Spanish Regulatory Authorities for the execution of such activities and (iii) are, if other than CIMA, the Hospital and/or the Principal Investigator, under a written obligation between Digna and the Qualified Service Provider to comply with the obligations of Digna set forth in this Agreement regarding confidentiality, publication and ownership of Results as if they were a Party thereto or, if relating to the conduct of a Clinical Trial, have entered into a written agreement with Digna.

1.34                        “Receiving Party” means any Party receiving Confidential Information from another Party;

1.35                        “Regulatory Approval” means all approvals from Regulatory Authorities in any country in the Territory required lawfully to develop, clinically test, manufacture and market the Product in any such country, any establishment license application filed with the FDA or other Regulatory Authority to obtain approval of the facilities and equipment to be used to manufacture a Product, any Investigational New Drug or other investigational filing, including but not limited to any authorization for the import, manufacture and clinical testing of the Product (whether or not in filled and finished form), and any product pricing approvals where applicable.

1.36                        “Regulatory Authority” means any relevant national (e.g., the FDA, EU member states authorities), supra-national (e.g., the European Commission, the Council of the European Union, or the EMEA), or other relevant governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approvals for pharmaceutical product.

1.37                        “Results” means data, Know How, Materials, inventions, Patent Rights and all other information resulting from the activities by Digna or its Qualified Service Providers under this Agreement, excluding the Joint Patent Rights (as defined in the License Agreement), excluding any IP that has been developed prior to the Effective Date under the collaborative research programs jointly carried out by the Parties, excluding the AMT Background IP and excluding the CIMA Background IP.

1.38                        “Territory” means the world.

1.39                        “Third Party” means a party other than any of the Parties or any of their respective Affiliates.

ARTICLE 2                                                   DEVELOPMENT PLAN GENERAL

2.1                               Development Plan.  The activities assigned to each of Digna and AMT with regard to the preclinical and (once successful) clinical development of the Product are set forth in the Development Plan attached hereto as Exhibit 1.  The Development Plan sets forth in detail (i) the proposed overall program of development for the Product, including pre-clinical studies, toxicology, formulation, manufacturing, Clinical Trials and regulatory plans up to and including Phase I/II Clinical Trials, (ii) a summary of estimated costs expected to be incurred by each Party hereunder in performing its activities under the Development Plan and (iii) the timelines.  In general terms (i) AMT shall be responsible for the production of the Product for preclinical studies and Clinical Trials in accordance with all local and European legislation and the Good manufacturing practice (GMP) Guidelines., (ii) Digna shall be responsible for the execution of the preclinical studies and the drafting of the Protocol(s) and (iii) Digna shall act as Sponsor of the Clinical Trial.

2.2                               Updated Development Plan.  The Joint Steering Committee may decide to update the Development Program at a later date to revise or expand the Development Program, provided, however, that the Joint Steering Committee shall not assign additional activities to Digna unless (i) AMT agrees to increase its funding for the Development Plan accordingly or (ii) such additional activities are covered under a government grant or subsidy.

2.3                               Qualified Service Providers.  Digna may not subcontract its activities under the Development Plan to Third Parties unless such Third Party qualifies as a Qualified Service Provider as defined herein.

2.4                               Execution of Development Plan.  Digna and AMT shall use reasonable efforts to execute and substantially perform (or have performed by Qualified Service Providers) the activities assigned to each Party under the Development Program in accordance with the budget and timelines set forth in the Development Plan.

ARTICLE 3                                                   CLINICAL TRIAL

3.1                               General.  Digna shall act as the Sponsor of the Clinical Trial to be conducted by the Hospital and the Principal Investigator.

3.2                               Separate Clinical Trial Agreement.  Digna shall enter into a separate Clinical Trial agreement with the Hospital, the Principal Investigator and each Qualified Service Provider under terms and conditions that are customary for the kind of services to be provided with regard to human clinical trials, wherein Digna shall impose on the Hospital, the Principal Investigator and other Qualified Service Providers the obligations as set forth in this Article 3, 4.3, 5.1, 9, 10 and 11 and wherein AMT shall be named as third party beneficiary..  AMT shall have the right to review such draft agreements before they are entered into to verify that the obligations of Hospital, Principal Investigator and other Qualified Service Providers as reflected in this Article 3, 4.3, 5.1, 9, 10 and 11 are properly included.

3.3                               Trial Site.  The Phase I/II Clinical Trial shall be conducted at the site of the Hospital under supervision of the Principal Investigator.  AMT may, however, require Digna to add additional Hospitals for the conduct of the Clinical Trials pursuant to Section 3.9 hereof.

3.4                               Obligations Digna.  Digna shall use reasonable efforts to procure compliance of the Hospital and the Principal Investigator conducting the Clinical Trial with all obligations imposed on Digna under this Agreement to the extent they relate to the conduct of the Clinical Trial as well as the obligations regarding confidentiality, publications and ownership of Results.

3.5                               Obligations AMT:  AMT shall share with Digna its expertise and experience in the field of conducting clinical trials with gene therapy products and shall assist Digna in the preparation of the investigator’s brochure, whereby Digna, however, acknowledges that Digna is, as sponsor of the Clinical Trials, responsible for the proper conduct thereof.  AMT shall be responsible for including in the IMPD all required information regarding the manufacture of the Product.  .

3.6                               Protocol.  Digna shall be in the lead as to the design of the Protocol for the Clinical Trial, provided that (i) the Protocol is in accordance with the Development Plan and (ii) furthermore provided that any Protocol and any deviation to the Protocol (whether or not instigated by the Regulatory Authorities in Spain) will be agreed with AMT before (re)submitting.  Digna will make its best efforts to ensure that the Hospital and the Principal Investigator shall conduct the Clinical Trial in accordance with: (i) the Protocol (once established by the Joint Steering Committee) for such Clinical Trial; (ii) the terms and conditions of the approval of the relevant ethics committee and (iii) instruction by AMT as to the handling and use of the Product.  The Principal Investigator and the Hospital shall not consent to any change in the Protocol requested by a relevant ethics committee without the prior written consent of Digna and AMT.

3.7                               Medical Ethical Approval.  Digna will make its best efforts to ensure that the Hospital and Principal Investigator shall not administer Product to any Clinical Trial subject and that no other clinical intervention mandated by the Protocol takes place in relation to any such Clinical Trial subject until it is satisfied that all relevant regulatory and ethics committee approvals have been obtained.

3.8                               Regulatory and GCP Compliance.  Digna shall comply with all laws and regulations applicable to the performance of the Clinical Trial including, but not limited to the GCP, the World Medical Association Declaration of Helsinki and any and all local applicable laws and regulations, as amended from time to time including but not limited to, where applicable, Spanish regulations regarding gene therapy, informed consent and privacy regulations and shall use reasonable efforts to ensure that the Hospital, the Principal Investigator and any other Qualifed Service Provider will comply with such laws and regulations as well..

3.9                               Use of Product.  Digna shall use reasonable efforts to ensure that Hospital and Principal Investigator will not use the Product for any purpose other than the conduct of the Clinical Trial and upon termination or expiration of this Agreement all unused Product shall, at AMT’s option, either be returned to AMT or disposed of in accordance with the Protocol.

3.10                        Recruitment.  Digna shall oblige the Hospital and Principal Investigator to use their best efforts to recruit the number of Clinical Trial subjects as set forth in the Development Plan (or, if deviating, the Protocol for such Clinical Trial) and shall conduct the Clinical Trial in accordance with the timelines set forth in the Development Plan and the Protocol.  If, for reasons other than AMT’s breach of its obligations under this Agreement, recruitment of Clinical Trial subjects for the Phase I/II Clinical Trial is proceeding at a rate below that, at the discretion of the Joint Steering Committee, required to enable the relevant timeline in the Development Plan to be met, AMT may by notice to Digna require recruitment by the Hospital to cease and/or to add additional hospitals as designed by the Joint Steering Committee, for the conduct of such Clinical Trial.  The terms of the Agreement shall thereafter relate to the number of Clinical Trial subjects who have been accepted for treatment in the Clinical Trial by the Hospital at the date of such notice and the funding as set forth in Article 8 hereof, to the extent it relates to such Clinical Trial, shall be allocated by Digna between the Hospital and such other hospitals involved in such Clinical Trial.

3.11                        Monitor.  Digna ensures that the Hospital and Principal Investigator shall permit the Monitor access to the records of Clinical Trial subjects for monitoring and source data verification, such access to be arranged at mutually convenient times and on reasonable notice.  Each of Digna and AMT will alert the Hospital and Principal Investigator promptly to significant issues (in the opinion of the Monitor) relating to the conduct of the Clinical Trial.  In the event that AMT reasonably believes there has been any research misconduct in relation to the Clinical Trial, Digna shall use reasonable efforts to procure that the Hospital and Principal Investigator shall provide all reasonable assistance to any investigation into any alleged research misconduct undertaken by or on behalf of AMT.  At its conclusion, AMT, Digna, the Hospital and Principal Investigator shall review the conduct of the Clinical Trial at the trial site set forth in Section 3.3 hereof, such review to take place within [**] months of trial site close-out.  Digna shall send copies of the reports of the Monitor to the members of the Joint Steering Committee.

3.12                        Samples.  Digna shall use reasonable efforts to procure that Hospital and Principal Investigator shall test any clinical samples required to be tested during the course of the Clinical Trial in accordance with the Protocol and at a laboratory that qualifies as a Qualified Service Provider.

3.13                        Follow-up.  Digna shall use reasonable efforts to provide that Hospital and Principal Investigator shall give follow-up to subjects for at least the time that is required under the relevant laws and regulations pertaining to (preclinical and clinical trials with) gene therapy products.

3.14                        Not debarred.  Digna shall use its best efforts to ensure that neither the Investigator nor any other person involved in the conduct of the Clinical Trials is or has been debarred.

3.15                        No adverse activities.  Digna shall use reasonable efforts to procure that neither the Hospital nor the Principal Investigator shall during the term of this Agreement conduct any human clinical trial which might adversely affect the Hospital’s or Principal Investigator’s ability to perform its obligations under this Agreement within the timelines set forth in the Development Plan.  Digna, furthermore, will negotiate in order to procure a commitment by both the Hospital and the Principal Investigator in the sense that they shall not be engaged in human clinical trials involving gene therapy and/or enzyme replacement therapy and/or any product aimed at treatment or prevention of the Disorder, during the term of this Agreement.

ARTICLE 4                                                   REGULATORY FILINGS

4.1                               Filing of the IMPD.,  Digna shall file an IMPD for the Product with the Regulatory Authority in Spain.  Without prejudice to the fact that Digna will act as sponsor of the Clinical Trials AMT shall be responsible for the IMPD to the extent it relates to the Product and the manufacturing thereof.  Digna acknowledges that AMT’s information regarding the manufacture of the Product is highly sensitive and proprietary and that AMT will, to the extent allowed by the Regulatory Authorities in Spain, provide such information to the Regulatory Authority in Spain without allowing Digna access thereto.  Digna shall be responsible for the IMPD to the extent it relates to the information relating the Disorder and the Clinical Trials.  For the avoidance of doubt: AMT shall be the sole Party entitled to use, develop and commercialize the Product and to file any additional Regulatory filings for the Product, including an MAA.  To the extent required, Digna herewith assigns in advance (and shall, if such assignment in advance is not possible, upon first request of AMT assign), any and all of its rights that may be obtained by Digna by virtue of filing the IMPD, to AMT.

4.2                               Other regulatory interactions.  Digna shall, to the extent permitted by the Regulatory Authorities in Spain, act to communicate with the Regulatory Authority in Spain with regard to the Clinical Trials and the IMPD save for the part of the IMPD that relates to the Product and the manufacturing of the Product.  AMT shall act to communicate with the Regulatory Authorities with regard to the Product and the manufacturing of the Product.  No party will approach, consult and/or negotiate with regulatory authorities without an expressed consent from the other party.  Any regulatory authority interaction will be jointly prepared and agreed between Digna and AMT in advance of any such interactions (without prejudice to AMT’s legitimate interest to keep the information regarding the manufacture of the Product confidential and to minimize access by Digna thereto to the extent allowed by the relevant laws and regulations.

4.3                               Local ethical committee approvals.  Ethics Committee.  Digna shall use reasonable efforts to ensure that the Hospital and the Principal Investigator shall collaborate for obtaining and maintaining all approvals from the relevant local research ethics committee of the Hospital (so other than the IMPD) for the conduct of the Clinical Trial and that the Hospital and the Principal Investigator shall keep Digna and AMT fully apprised of the progress of ethics committee submissions and that they shall provide Digna with all correspondence relating to such submissions.

4.4                               Digna shall provide the members of the Joint Steering Committee with all information obtained by Digna from the Qualified Service Providers.

ARTICLE 5                                                   AUDIT

5.1                               Audit Rights.  AMT shall be entitled to have reasonable access to the facilities of Digna and its Qualified Service Providers (including the Hospital) during regular business hours with reasonable frequency (which shall not be in any case more than [**] per facility per organization) and upon reasonable advance notice and, with regard to each Qualified Service Provider, prior to the execution of the agreement between Digna and such Qualified Service Provider (pre-audit), at AMT’s own expense and during the term of this Agreement, to records and facilities of Digna and its Qualified Service Providers (including the Hospital) relating to the Development Program, but only to the extent reasonably necessary for AMT to ensure compliance by Digna and its Qualified Service Providers with the Development Plan, the Protocol, GCP and other applicable laws and regulations.  In no event shall personal data (as defined in the Spanish Data Protection Act), be disclosed to AMT.

ARTICLE 6                                                   MANUFACTURING

6.1                               Manufacturing and Supply Product.  AMT shall be solely responsible for the manufacture and supply of the Product for use in the activities under the Development Plan.  To the extent Product is to be used for Clinical Trial, AMT shall supply Product that meets the requirements of the Regulatory Authorities that are competent to obtain Regulatory Approval for the IMPD referred to in Section 4.1.  AMT may, in its sole discretion, subcontract with Third Parties for the manufacture, supply or packaging of the Product.  AMT shall not supply the Product directly to the Hospital without the prior written instruction of Digna to do so.

6.2                               AMT will be solely responsible for obtaining and maintaining all the necessary authorizations or clearances set forth in the national and supra-national legislation regarding the manufacturing of the Investigational Medicinal Product and shall provide Digna (or the Hospital directly) with sufficient quantities of Product to execute the preclinical work and/or the Clinical Trials, free of charge.

6.3                               AMT shall, upon request of Digna, provide reasonable assistance to Digna in order to comply with all the relevant obligations that are required in its condition of Sponsor as stated in the enforceable legislation, the regulation of clinical good practices or the obligations which may be required at any time by the Regulatory Authority and, if were the case, by the Hospital or the Principal Investigator provided, however, that Digna (and not AMT) shall be responsible that the Clinical Trials and other activities in the course of the development of the Product (other than the manufacture of the Product) is in compliance with applicable laws and regulations.

6.4                               DIGNA will have the right to reject the Product if it does not meet the quality, safety and stability specifications previously agreed by the Joint Steering Committee.

6.5                               The Product will be transported by AMT (at AMT’s expense and under AMT’s responsibility) to the clinical site of the Hospital referred to in Section 3.3 hereof or at such other place as Digna and AMT may jointly decide.

ARTICLE 7                                                   JOINT STEERING COMMITTEE

7.1                               Joint Steering Committee.

7.1.1                     Formation and Composition.  Forthwith upon signing this Agreement, Digna and AMT will establish a committee to oversee and manage the activities pursuant to this Agreement (the “Joint Steering Committee”).  The Steering Committee shall be composed of [**] representatives appointed by Digna and [**] representatives appointed by AMT, provided that the size of the Joint Steering Committee may be increased by unanimous agreement of the Joint Steering Committee members so long as the membership has equal representation by Digna and AMT.  The initial representatives on the Joint Steering Committee of Digna shall be [**], and AMT’s initial representatives on the Joint Steering Committee shall be [**] shall designate one (1) of its representatives on the Joint Steering Committee to act as Chair, and the Joint Steering Committee shall appoint one (1) of its members to act as Secretary.  Members of the Joint Steering Committee may be represented at any meeting by another member of the Joint Steering Committee or by a deputy.  Each Party may change one or more of its representatives to the Joint Steering Committee at any time, provided that any such representatives will be senior officers and/or managers of the respective Party, its Affiliates, divisions or business units.  Additionally, each of the Parties may appoint a non-voting special advisor to the Joint Steering Committee.  Each of Parties shall bear all expenses of its respective representatives and other participants in connection with Joint Steering Committee participation, including in connection with the attendance of any meetings thereof.

7.1.2                     Functions The Joint Steering Committee shall perform the following functions: (a) coordinate the activities of the Parties and the Qualified Service Providers under the Development Plan; (b) recommend changes to the Development Plan, if applicable; (c) establish scientific and development teams for the execution of the Development Program as it sees fit, and settle any disputes or disagreements that are unresolved by any such teams; (d) serve as the governing body of all activities under this Agreement; and (e) perform such other functions as appropriate to further the purposes of the collaboration under this Agreement as determined by the Parties.

7.1.3                     Meetings; Action by Written Consent.  The Joint Steering Committee will meet as needed, but not less than [**], and the members shall determine the form (e.g., in-person, telephone or video conference), timing, frequency and location of meetings.  In principle, the meetings shall alternately take place in Amsterdam and Madrid.  Representatives of either AMT or Digna or their Affiliates who are not members of the Joint Steering Committee may attend meetings of the Joint Steering Committee as agreed to by a representative member of the other Party.  Any action required or permitted to be taken at any meeting of the Joint Steering Committee may be taken without a meeting if all members of the Joint Steering Committee consent thereto in writing, and such writing is filed with the minutes of proceedings of the Joint Steering Committee.

7.1.4                     Decision Making.  Any approval, determination or other action agreed to by unanimous consent of the members of the Joint Steering Committee or their deputies present at the relevant Joint Steering Committee meeting shall be the approval, determination or other action of the Joint Steering Committee, provided at least one representative of each of Digna and of AMT are present at such meeting.  The Joint Steering Committee will work in good faith to resolve any disputes that may arise among its members, provided that in the event any deadlock cannot be resolved in good faith by the Joint Steering Committee during a [**] business day period following initial submission of any approval, determination or other action to the Joint Steering Committee, then the issue shall be submitted to the Chief Executive Officers of AMT and Digna jointly who shall work in good faith to resolve any such dispute within [**] business days.  The joint decision of the Chief Executive Officers of AMT and Digna shall be deemed the approval, determination or action of the Joint Steering Committee.  Any issue that cannot be resolved in good faith by the Chief Executive Officers of AMT and Digna within [**] business days after the Joint Steering Committee has submitted the issue to them, shall be submitted to arbitration in accordance with Article 17 of this Agreement.

7.1.5                     Minutes.  The Joint Steering Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken.  The Secretary shall be responsible for the preparation of draft minutes.  Draft minutes shall be sent to all members of the Joint Steering committee within [**] business days after each meeting.  All records of the Joint Steering Committee shall at all times be available to both Digna and AMT.

ARTICLE 8                                                   FUNDING OF DEVELOPMENT PROGRAM

8.1                               Development Program.  In consideration for the execution of the Development Program by Digna and its Qualified Service Providers (including the Hospital), AMT shall pay to Digna an aggregate amount of € 1,000,000 (one million euro) to be paid in installments as follows:

Upon signature of this Agreement	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Total	€1,000,000

8.2                               The funding set forth in Section 8.1 does not take into account the costs of Phase II/III Clinical Trials which are not within the scope of this Agreement and are subject to further agreement between the Parties (acknowledging that AMT may decide to have the Phase II/III Clinical Trials conduct by Third Parties).  The funding set forth in Section 8.1, furthermore, does not take into account any preclinical work or Clinical Trials not described in the Development Plan that the Joint Steering Committee may decide to execute in order to facilitate the filing for Regulatory Approvals for the Product.  In the event that the Joint Steering Committee decides to have such additional preclinical work or Clinical Trials conducted by Digna or its Qualified Service Providers, the Parties shall in good faith agree on the amount of the additional funding to be paid by AMT to Digna.

8.3                               Payment to Digna.  All amounts under this Article 8 shall be paid by AMT to Digna within [**] days after receipt of the respective invoice.  Digna shall be responsible for the apportionment of the sums paid to Digna hereunder to the Qualified Service Providers engaged by Digna in the execution of the Development Plan pursuant to the agreements executed between Digna and such Qualified Service Providers and for payment of the same according to that apportionment.

8.4                               Taxes.  All payments to Digna under the terms of the Agreement are expressed to be exclusive of value added tax howsoever arising and AMT shall, if required, pay to Digna in addition to those payments all value added tax for which Digna is liable to account in relation to any supply made or deemed to be made for value added tax purposed to this Agreement on receipt of a tax invoice or invoices from Digna.  The Parties shall in such event closely cooperate to have such tax amounts refunded to AMT under applicable tax treaties.

Transfer of amounts.  Payments made to Digna under this Agreement shall be made by wire transfer to the following account of Digna:

Bank: BBVA,
Bank address: Avda.  Carlos III, 33, 31004 Pamplona
Swift Code: BBVAESMMXXX
IBAN: ES89 0182 5000 8802 0156 0335

or any other bank account that may be notified by Digna to AMT from time to time.

8.5                               EU Funding.  The Parties acknowledge that they have applied for a so called European FP7 grant to cover (part of) the costs of the Clinical Trials.  Digna acknowledges that the terms and conditions of the consortium agreement to be entered into between the partners to that FP7 project should not negatively affect the rights of AMT under this Agreement.  Therefore, Digna and AMT shall negotiate and agree with all partners under said FP7 project clauses in the consortium agreement to the effect that Foreground (as defined in the FP7 grant agreement) generated by such partners shall be transferred to AMT.  Any Foreground generated by Digna and [Hospital] under the FP7 project shall be considered Results as defined in this Agreement and AMT shall be the exclusive owner thereof.

ARTICLE 9                                                   SOPS / REPORTING / RESULTS

9.1                               SOPs.  Digna shall provide AMT with its own Standard Operation Procedures (SOPs) regarding the (organization) of preclinical studies and Clinical Trials within [**] days after the Effective Date.  Digna, furthermore, shall give AMT the right to review the SOPs of each Qualified Service Provider that Digna wishes to engage for the execution of its activities.  AMT acknowledges that such SOPs are proprietary and confidential information of the respective Qualified Service Provider.

9.2                               Report / Data.  Digna shall within [**] months after completion of each activity under the Development Plan, provide the members of the Joint Steering Committee (or ensure that the Qualified Service Provider provides the members of the Joint Steering Committee) with a written report describing in sufficient detail the methodology used, the Results generated, an analysis of the Results and conclusions drawn from the Results.

9.3                               Keeping data and records.  Digna shall ensure that the Qualified Service Provider that execute the activities assigned to Digna under the Development Plan prepares and provides AMT with a database of accumulated data from all preclinical studies and/or Clinical Trials of the Product and of adverse information for the Product.  AMT shall keep the trial master file with the essential documents relating to the Clinical Trial as well as any relevant records for at least [**] years after the completion of such activity / Clinical Trial in accordance with the most recent guidelines and regulations on clinical trials in the field of gene therapy (including the detailed EU guidelines on good clinical practice specific to advanced therapy medicinal products of December 3, 2009).  The documents to be included in the trial master file shall, for each preclinical study and/or Clinical Trial, be provided by Digna to AMT within [**] months after completion of the final report relating to such preclinical study and/or Clinical Trial.

9.4                               Access.  To the extent permitted by the Spanish Data Protection Act, Digna shall ensure that all Qualified Service Providers and Affiliates provide AMT access to all such data, to the extent necessary to meet or comply with any regulations or other requirements of the FDA, EMEA or other Regulatory Authorities, in each case with respect to Regulatory Approvals or other regulatory purposes

9.5                               Ownership of Results.  AMT shall exclusively own and have title, right and interest in and to the Results.  AMT may, at its discretion, file patent applications for the Results in its name and at its expense.

ARTICLE 10                                            CONFIDENTIALITY / PUBLICATION

10.1                        General.  Each Party undertakes to keep strictly confidential the Confidential Information and to use it only for the purpose of this Agreement.

10.2                        No disclosure / restriction to use.  Each Receiving Party undertakes to not disclose the Confidential Information to any third party except to those of its officers and employees who need to have access to the same.  Each Party shall, before disclosing any Confidential Information to any of its officers or employees, make each such person aware of such restrictions and shall procure that such persons comply with such restrictions.  If the Receiving Party wishes to disclose Confidential Information to any consultant or advisor who is not an officer or employee it shall obtain the Disclosing Party’s prior written consent and shall furnish to the Disclosing Party with a confidentiality agreement signed by such consultant or advisor on the same terms and conditions of this Agreement.

10.3                        Exceptions.  The obligations to maintain confidentiality and to respect the restriction of the use shall not apply where, as properly evidenced by documentation: (a) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Confidential Information in contravention of this Agreement;

(ii) can be shown by written documents to have been disclosed to the Receiving Party by a Third Party, provided, that such information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the Receiving Party; or (iv) can be shown by written documents to have been independently developed by the Receiving Party without use of the other Party’s Confidential Information or breach of any of the provisions of this Agreement.

10.4                        Permitted disclosure.  Notwithstanding the above obligations of confidentiality and non-use a Recipient Party may:

10.4.1              disclose Confidential Information to a Regulatory Authority as reasonably necessary to obtain Regulatory Approval in a particular jurisdiction to the extent consistent with the licenses granted under terms of this Agreement; and

10.4.2              disclose Confidential Information: (a) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (b) to the extent such disclosure is required to comply with a legal requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g.  the rules of the Netherlands, United States Securities and Exchange Commission, NASDAQ, NYSE, UKLA or any other stock exchange on which securities issued by either Party may be listed); provided, to the extent possible bearing in mind such legal requirements and subject to the next subsequent sentence of this Section 10.4, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure [**] Business Days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, which shall be followed as long as they are reasonable, unless a shorter review time is agreed.  If the compliance with a legal requirements requires filing of this Agreement, the filing Party shall to the extent possible seek confidential treatment of portions of this Agreement from the relevant competent authority and shall provide the other Party with a copy of the proposed filings at least [**] Business Days prior to filing for the other Party to review any such proposed filing.  Each Party agrees that it will obtain its own legal advice with regard to its compliance with legal requirements and will not rely on any statements made by the other Party relating to such legal requirements

10.4.3              disclose Confidential Information by filing or prosecuting Patent Rights, the filing or prosecution of which is contemplated by this Agreement, without violating the above secrecy provision; it being understood that publication of such filings occurs in some jurisdictions within [**] months of filing, and that such publication shall not violate the above secrecy provision;

10.4.4              disclose Confidential Information to such Recipient Party’s Affiliates, contractors (including clinical researchers) distributors, licensee’s, agents, consultants, as such Recipient Party reasonably determines is necessary to receive the benefit of this Agreement or to fulfill its obligations pursuant to this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 10.2 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement;

10.4.5              disclose Confidential Information , only to the extent reasonably required, (i) to its actual or potential investment bankers; (ii) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business; and (iii) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 10.2 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

10.4.6              Disclose Confidential Information to its legal advisers for the purpose of seeking advice.

ARTICLE 11                                            PUBLICATION

11.1                        Publication of Background IP and Confidential Information.  Neither Digna nor AMT shall submit for written or oral scientific publication any manuscript, abstract or the like which includes Confidential Information or Background IP of the other Party (including joint IP) without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld and Digna shall ensure best reasonable efforts to procure that CIMA Parties comply with the provisions of this Article 11.  The contribution of each Party, if any, shall be mentioned in all publications or presentations by acknowledgement or co-authorship, whichever is appropriate.

11.2                        Publication of Results.  The Party wishing to submit any manuscript, abstract or the like regarding the Results for publication shall provide the other Party (the “Reviewing Party”) with a copy of any proposed publication which contains Results to the Reviewing Party at least [**] days before the date of submission of the proposed publication to any publisher.

11.3                        Within [**] days of receipt of the proposed publication under Section 11.2, the Reviewing Party shall either:

(a)                                 provide written consent to the proposed publication; or

(b)                                 reasonably require to remove the Reviewing Party’s Confidential Information or Background IP whereby AMT shall always have the right to remove Confidential Information regarding its production and manufacturing processes;

(c)                                  reasonably require that the proposed publication be delayed or amended (without altering the scientific meaning of the publication) to enable a patent application to be filed regarding any Results contained in the proposed publication.  The delay or amendment required by the Reviewing Party shall be reasonable and in any event, any delay required shall be no longer than three months from the date the other Party provided a copy of the proposed publication to the Reviewing Party.; and/or

(d)                                 provide comments and/or amendments in relation to the proposed publication which will be reasonably considered and incorporated by the other party into the publication.

11.4                        In the event of any dispute regarding the proposed publication, the Parties shall resolve such differences in good faith through the Joint Steering Committee as provided for in Article 7.

11.5                        If within [**] days of receipt of the proposed publication the Reviewing Party does not:

11.5.1              provide consent under Section 11.3(a); or

11.5.2              request a delay or amendment under Section 11.3(c),

the Reviewing Party shall be deemed to have given consent for the proposed publication for the purposes of Section 11.5(a), always provided that no Party is entitled to publish Confidential Information or Background IP of the other Party, even in absence of a reasonable request as referred to in Section 11.3(b).

11.6                        Digna ensures that the CIMA Parties shall comply with this Article 11 as if they were a Party thereto.

11.7                        Digna shall use its best efforts to include in the agreements with the Qualified Service Providers clauses regarding publications rights that substantially resemble the ones set forth in this Article 11, including a reasonable review time by Digna (and consequently, AMT) of any proposed scientific publication on the Clinical Trial by such Qualified Service Provider.

ARTICLE 12                                            REPRESENTATIONS AND WARRANTIES / INDEMNIFICATION / INSURANCE

12.1                        Mutual Warranties.  Each Party represents and warrants to the other Parties that:

(a)                                 It has full power to extend the granted hereunder and perform its obligations hereunder;

(b)                                 It has full power and authority to enter into this Agreement and has taken all necessary action on its part required to authorize the execution and delivery of this Agreement;

(c)                                  The execution, delivery and performance of this Agreement and its compliance with the terms and provisions hereof does not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any agreement to which any Party is a party; and

(d)                                 The execution, delivery and performance of this Agreement by each Party does not require the consent, approval or authorization of or notice, filing or registration with Regulatory Authority.

12.2                        Indemnification by AMT.  AMT indemnifies and holds harmless Digna, its Qualified Service Providers (including the Hospital and the Principal Investigator) and their employees against all claims and proceedings (to include any settlements or ex gratia payments made with the consent of the Parties hereto and reasonable legal and expert costs and expenses) made or brought (whether successfully or otherwise) by or on behalf of Clinical Trial subjects and (or their dependants) against Digna or a Qualified Service Provider or their employees for personal injury (including death) to Clinical Trial subjects arising out of or relating to the administration of the Product under investigation or any clinical intervention or procedure provided for or required by the Protocol to which the Clinical Trial subjects would not have been exposed but for their participation in the Clinical Trial.  The above indemnity by AMT shall not apply to any such claim or proceeding (i) to the extent that such personal injury (including death) is caused by the negligent or willful misconduct of Digna or a Qualified Service Provider, their employees or agents and/or (ii) to the extent that such personal injury (including death) is caused by the failure of a Qualified Service Provider or its employees to conduct the Clinical Trial in accordance with the Protocol and/or GCP,.

12.3                        Indemnification by Digna.  Digna, as Sponsor, indemnifies and holds harmless AMT and its employees against all claims and proceedings (to include any settlements or ex gratia payments made with the consent of the Parties hereto and reasonable legal and expert costs and expenses) made or brought (whether successfully or otherwise) (i) to the extent that such personal injury (including death) is caused by the gross negligent or willful misconduct of Digna, a Qualified Service Provider or their employees and/or (ii) to the extent that such personal injury (including death) is caused by the failure of Digna or a Qualified Service Provider to conduct the Clinical Trial in accordance with the Protocol and/or GCP.

Digna’s liability arising out or in connection with any breach of this contract or any act or omission of Digna or its Qualified Service Providers in connection with the Clinical Trial shall, save for willful misconduct or gross negligence of Digna or its Qualified Service Providers, in no event exceed the amount of fees paid by AMT according to clause 8.

12.4                        The indemnified Party hereunder shall as soon as reasonably practicable following receipt of notice of such claim or proceeding, notify the indemnifying Party hereunder in writing of a claim and shall, upon the indemnifying Party’s request permit the indemnifying Party to have full care and control of the claim or proceeding using legal representation of its own choosing.

12.5                        Insurance.  Each of AMT and Digna will take out appropriate insurance cover their potential liability under this Article 12 (including, Digna in its capacity of Sponsor of the Clinical Trials, an clinical trial insurance as required by the Spanish Regulatory Authorities).  Each Party shall produce to the Qualified Service Provider and to each other on request, copies of insurance policies or other evidence thereof together with evidence that such policies remain in full force and effect.  The terms of any insurance or the amount of cover shall not relieve AMT or Digna of any liabilities under this Agreement.

ARTICLE 13                                            TERM / TERMINATION

13.1                        Term.  This Agreement shall commence on the Effective Date and shall continue until completion of the Development Plan, save for premature termination in accordance with this Article 13.

13.2                        Termination.  Notwithstanding any other provision hereof, each Party may forthwith terminate this Agreement:

(a)                                 as a result of a material breach or default in the performance of any obligation, condition or covenant of this Agreement by the other Party or Parties, if such default or noncompliance shall not have been remedied within [**] days after receipt by the defaulting Party of a notice thereof from the other Party (whereby it is agreed that failure to comply with the Protocol or GCP by Hospital and/or the Principal Investigator is deemed to be a material breach by Digna); or

(b)                                 if the other Party is declared insolvent or, whether voluntarily or involuntarily, is declared bankrupt, or if such Party becomes permanently unable to perform its obligations hereunder for reasons other than suspension of payment or bankruptcy, such as, for example, liquidation, dissolution or winding-up.

13.3                        Termination by AMT for other reasons.  AMT may, furthermore, terminate this Agreement upon two (2) months written notice in the event that the Joint Steering Committee (subject to Section 7.1.4.) decides to cease further development of the Product for safety, efficacy or technical feasibility or commercial reasons.

13.4                        Effect of Termination.

13.4.1              Effects of termination by AMT pursuant to Section 13.2.  In the event of termination by AMT pursuant to Section 13.2 the following applies (notwithstanding AMT’s rights by law or equity):

(a)                                 AMT remains sole owner of the Results.

(b)                                 The Development Plan will be terminated as per the earliest possible date and the funding obligations of AMT as set forth in Article 8 will terminate.  AMT will be free to further develop and Commercialize by itself or with Third Parties at its discretion and is released from any further payments to Digna under this Agreement.

13.4.2              Effects of termination by Digna pursuant to Section 13.2 or by AMT pursuant to Section 13.3.  In the event of termination by Digna pursuant to Section 13.2 of by AMT pursuant to Section 13.3, the following applies (notwithstanding Digna’s rights by law or equity):

(a)                                 AMT shall assign to Digna co-ownership of the Results.  Digna shall be exclusively entitled to use and Commercialize the Results on a royalty-free basis for the further development and Commercialization of a product for the treatment or prevention of the Disorder.  This right is with the right to sublicense.  Each of AMT and Digna may, on a royalty-free and non-exclusive basis, without the right to sublicense, use the Results for the treatment or prevention of disorders other than the Disorder.  User rights of the Joint Patent Rights in the event of termination of this Agreement are set forth in the License Agreement.

(b)                                 AMT shall cease development, manufacture and Commercialization of Products as treatment or prevention of the Disorder;

(c)                                  The Development Plan will be terminated as per the earliest possible date.  The funding obligations of AMT as set forth in Article 8 will terminate as per the effective date of termination of this Agreement.

(d)                                 AMT will, if so requested by Digna, enter into good faith discussions with Digna regarding the terms and conditions under which AMT, or a third party engaged by AMT, would be willing to manufacture the Product for Digna or its sublicensee.

13.5                        Surviving Articles.  Articles 10, 11, 12, 16 and 17 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 14                                            ASSIGNMENT

Save as otherwise provided in this Agreement no Party shall without the prior written consent of the other assign the benefit and/or burden of this Agreement provided always that AMT may assign this Agreement to an Affiliate of AMT or any purchaser of the whole or part of AMT’s assets or to a company with which AMT is merging, provided that such Affiliate, purchaser or merger company undertakes to Digna to be bound by the terms of this Agreement.

ARTICLE 15                                            NOTICES

Any notices required or provided under this Agreement shall be in writing and shall be given by facsimile or by certified mail addressed to the applicable Party as set out below:

AMT

Mr. Piers Morgan
PO Box 22506
1100DA Amsterdam
The Netherlands

Digna

Mr. Pablo Ortiz Betés
DIGNA BIOTECH S.L.AVDA.  PÍO XII, 22, OFICINA 2.31008 PAMPLONA,
NAVARRA
Spain

ARTICLE 16                                            GOVERNING LAW

The validity construction and performance of this Agreement shall be governed by the laws of The Netherlands.

ARTICLE 17                                            JURISDICTION

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.  The arbitration to take place in Paris and to be conducted in English.

ARTICLE 18                                            MISCELLANEOUS

18.1                        Interpretation.

18.1.1              If an ambiguity or a question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

18.1.2              Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (D) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion and; (F) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement.

18.2                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed.  Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

18.3                        Severability.  Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

18.4                        Exhibits.  The Exhibits to this Agreement form an integral part of this Agreement.

18.5                        Entire Agreement.  This Agreement (including the Exhibits thereto) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements of the Parties with respect to the subject matter hereof, including the Previous Agreements.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

18.6                        Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

18.7                        Independent Contractors.  It is expressly agreed that the Parties to this Agreement shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other(s), without the prior consent of the other Parties to do so.

18.8                        Waiver.  Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

18.9                        Counterparts.  This Agreement may be executed in one more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.10                 Benefit.  Nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the Parties hereto or thereto, or their respective permitted successors or assigns, any rights remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

18.11                 Further Assurances.  Each Party shall, as and when requested by another Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Collaborative Development Agreement as of the date first written above.

/s/ Pablo Ortiz Betés
Digna Biotech S.L.
By: Pablo Ortiz Betés
Title: Director General

/s/ Piers Morgan
Amsterdam Molecular Therapeutics (AMT) B.V.
By: Piers Morgan
Title: Chief Financial Officer

EXHIBIT 1

DEVELOPMENT PLAN

Project Plan:

The aim of this collaboration is to develop an AIP product and to deliver a data package for the product that is suitable for the submission and approval by the European and North American regulatory authorities.  The product should be approved for the general treatment of AIP (both males and females.) The quality of the project has to comply with the national and internationally accepted quality standards.  A quality plan, defining the CRO selection, quality inspections, auditing etc will be agreed between the parties.  It is acknowledged by the Parties that the timelines set out below were drafted at the beginning of the negotiation process on this Agreement and the License Agreement and that, in view of the fact that several months passed since then, the Joint Steering Committee will update the timelines as soon as possible after the signature of this Agreement.

Task No	Task	Timelines	Delivering party
1	[**]	[**]	[**]
2	[**]	[**]	[**]
3	[**]	[**]	[**]
4	[**]	[**]	[**]
5	[**]	[**]	[**]
6	[**]	[**]	[**]
7	[**]	[**]	[**]
8	[**]	[**]	[**]
9	[**]	[**]	[**]
10	[**]	[**]	[**]

Conditions and Specifications

PoC in pre-clinical models

•                  PoC in rodent disease model

•                  PoC in non-human primates, based on agreed protocol

•                  Go-no-go

•                  efficacy in rodent disease model

•                  10% hepatic transduction and/or PBDG levels [**] fold above normal in rodents

•                  10% hepatic transduction in non-human primates

GLP Toxicology

•                  Scientific advice from a regulatory body (AEMPS and/or EMA) for safety and toxicology package (duration, number of species, biodistribution, inclusion of immunosuppressants, risk of integration, germ line transmission)

•                  GLP toxicology study in rodents rats or mice (transduction will be compared between mice and rats, only if transduction levels are equal in rats to the transduction levels in mice, rats will be used), 180 days according to relevant EU guideline (EMEA/CHMP/GTWP/125459/2006) with interim sacrifices for acute toxicity [**], and delayed toxicity at early time point [**].  The need for an additional late time point [**] will be discussed.  Biodistribution studies (including gonadal tissues) should provide data on all organs, whether target or not, needs Scientific advice.

•                  Toxicology data in a non-rodent species, using the route of administration intended in the clinic duration similar to rodent study, including bio-distribution (including gonadal tissues) and efficacy endpoints.  This work is not included in the amount payable by AMT to DIGNA under section 8.1.  Costs hereof will be agreed by the Joint Steering Committee and will be funded by AMT.  Needs Scientific advice.  Details to be agreed by the Joint Steering Committee.

•                  GLP germline transmission in female and maternal transmission study in mice, according to the relevant European guidelines, will be conducted in case DNA is found in gonadal tissue.  Details to be agreed by the Joint Steering Committee.  (AMT may decide to conduct additional germline transmission in female and maternal transmission study in mice even if these are not strictly required for the Phase I/II trial, in such case, AMT, at its own choice, would have the option to fund such a study and DIGNA will ensure that such a study is done as agreed).

•                  GLP germ line transmission study in male rabbits (duration exceeding [**] cycles of spermatogenesis, [**]) will be conducted at additional cost.  (The quotation is required prior the final contract signature).

Toxicology study design will take into account:

•                  Identification of potential target organs of biological activity (for efficacy studies- i.e.  liver) and of potential target organs of toxicity,

•                  Eventual concomitant medication (e.g.  immunosuppressants, standard co-medication),

•                  Environmental risk/shedding, has to be included in the tox studies.  The Joint Steering Committee will evaluate and agree whether this would be required for the for Phase I/II trial

•                  Analysis of appropriateness of surrogate markers of efficacy/safety,

•                  Any other relevant issues as agreed by the Joint Steering Committee.

Deliverable: Toxicology study report suitable for the submission the regulatory authority.

Observational, pre-intervention study/studies

•                  DIGNA and AMT agree on the need of good quality patient’s data (clinical and biochemical) before entering the interventional study in order to adequately assess the efficacy of the product.  For this reason, patient’s to be included in the Phase I/II clinical trial will be followed for a period between [**] months before entering into the trial.  The type of data to be collected, clinical and analytical, will be agreed by the Joint Steering Committee.

•                  Little is known of the natural history of this disease.  The medical history, phenotypic presentation, natural evolution of AIP patients has to be explored and documented (for the ‘group of AIP patients’) over an adequate time period.  In addition, a baseline against which to measure intra-individual post-administration efficacy and safety has to be established per individual study subject.  Main investigator of University Clinic will conduct a observational preparatory study to provide baseline information on the course of the disease by recording episodes AIP, abdominal pain, hospitalizations, extent of any possible known or unknown to be related to AIP symptomatology, incidence of (adverse) clinical events per year, etc., sufficient to provide a clinical picture to obtain a baseline data and to determine how efficacy will be show during the trial.  Also, to allow for inclusion of [**] eligible and willing subjects into the subsequent interventional trial, a sufficient number of subjects needs to included in the observational preparatory study (not everybody would be suitable or willing to progress).  The Joint Steering Committee will evaluate and agree how it can best ensure that sufficient number of subjects is included.

•                  The period of observation of the first observational trial should be at an estimated minimum of [**] months on an individual basis, and at least [**] months for the group/cohort (of to-be treated subjects) average.  In parallel to the intervention study, subjects entered into the observational study but not enrolled in the intervention study should continue in the observational study up to [**] months.

•                  Observational study needs to comply with the nationally and internationally accepted standard, to make sure that the data are suitable for the regulatory submission for marketing authorisation.  This will be done if so requested by AMT at an additional cost of [**] euros.  The following conditions should be met:

•                  The study should conform to all industry standards, to guidance of Institutional Review Board/Independent Ethics Committee (“IRB/IEC”) approval(s), to all relevant guidance relating to medicines and clinical trials from time to time in force including, but not limited to, the ICH Harmonized Tripartite Guidelines for Good Clinical Practices (E6).

•                  AMT to be provided with a full list of clinical SOPs and copies of the applicable SOPs as requested by AMT prior to the conduct of the study.

•                  Both parties to agree on the content of the study audit plan prior to the start of the study, including any relevant quality plan.

•                  The Principle Investigator (PI) will attempt to secure timely consent from all patients, to be rolled over into an AMT owned by AIP Registry, in which among others natural evolution and long term safety and efficacy after gene therapy will be captured, at a point to be determined.

•                  Go/no go for subsequent intervention study/studies: sufficient disease presentation, manifestation & complication data and sufficient information on natural disease evolution is collected and sufficient individual patient baseline data is acquired, to allow the conclusion that any data to be collected in the interventional study can be used to judge interventional product safety and gauge clinical efficacy using suitable, determinable endpoints.  The go/no go criteria will also include:

•                  Site and protocol feasibility that supports the conduct and execution of the proposed study according the agreed timeline

•                  Regulatory and ethical approval and

•                  Actual progress that is consistent with achieving agreed accrual targets and timelines

Phase I/II

•                  GCP & guidelines compliant as per above

•                  The clinical phase I/II should include an estimated minimum [**] patients that are administered the gene therapy drug, and are followed up and clinically assessed for at least [**] months following drug administration.

•                  The formal study follow up will be at least [**] years post administration per individual subject; interim analysis and reporting will be planned for, at a minimum once immediately after all subjects have had their [**] months study visit.

•                  The PI has to commit to a [**] year follow up of those [**] treated patients, at minimum for safety and efficacy assessments each year during the first [**] years and [**] thereafter, and needs to commit upfront to maintaining adequate study and patient data documentation, and to keep any source documents secure, for [**] years after study drug administration.

•                  The clinical trial must include all biochemical, imaging, clinical and functional assays, as well as any other relevant additional assays, to assess the disease state and change therein over time, as well as the phenotypic disease variation, as well as the overall clinical and psychosocial or other health status or change therein over time of the individual trial subjects, both before, during and following drug administration.

•                  Study monitoring and source data verification will be carried out and documented to industry accepted standards.

•                  AMT will have, at the latest [**] months after the obtaining of each individual data point, access to and exclusive use of the data for the purposes of ultimately obtaining marketing authorizations, in Europe and/or any other country or region in the world.  This data access is needed early on to engage in discussion with relevant regulatory bodies representatives.

•                  Within [**] months after the completion of each individual study or study phase, AMT will receive a copy of the essential documents on request and copies of the study database.  Upon completion, AMT will receive a copy of the final, audited, clinical trial database, with data, and those aspects of the Trial Master File that are necessary to file for MAA.

•                  Study data only published with approval and agreement of the Liaison Committee

EXHIBIT 2
PROTOCOL (to be attached once final)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of 137 pages were omitted. [**]